Exhibit 99.1
Sensient Technologies Corporation
News Release
August 17, 2007
FOR IMMEDIATE RELEASE

Contact:	Dick Hobbs
(414) 347-3836
Sensient Technologies Corporation
Names New President and COO
     MILWAUKEE — August 17, 2007 — Sensient Technologies Corporation (NYSE: SXT) today announced that it has named Robert J. Edmonds its President and Chief Operating Officer.
     Mr. Edmonds joined Sensient in 2005 as General Manager of Sensient Food Colors — North America. He has been responsible for the profitable growth of the North American Food Colors unit, the Latin American Food Colors business and Sensient Pharmaceutical Technology. Before joining Sensient, he was Vice President of Marketing for Engelhard Corporation and he has been Vice President and General Manager of Industrial Business at J.M. Huber Corporation. He holds a Bachelor’s of Science degree in Chemical Engineering from the University of Cape Town, South Africa, and a Master’s degree in Business Administration from Stanford University, California.
     “I am pleased to announce that Rob Edmonds has been promoted to President and Chief Operating Officer. He has contributed significantly to the Company’s ongoing success and will continue to do so in his new role,” said Kenneth P. Manning, Chairman and CEO of Sensient Technologies Corporation.

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Sensient Technologies Corporation
News Release
August 17, 2007
ABOUT SENSIENT TECHNOLOGIES
     Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances. Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, display imaging chemicals, and other specialty chemicals. The company’s customers include major international manufacturers representing some of the world’s best-known brands. Sensient is headquartered in Milwaukee, Wisconsin.
     www.sensient-tech.com
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